UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2019

Aclaris Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37581	46-0571712
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

640 Lee Road, Suite 200
Wayne, PA 19087

(Address of principal executive offices, including zip code)

(484) 324-7933

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	ACRS	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter)  or Rule 12b‑2  of the Securities Exchange Act of 1934 (§240.12b‑2  of this chapter).

Emerging growth company ☑

If an emerging growth company,  indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☑

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2019, the board of directors (the “Board”) of Aclaris Therapeutics, Inc. (the “Company”) appointed Maxine Gowen to serve as a director of the Company, effective immediately.  Dr. Gowen will serve as a Class II director whose term will expire at the 2020 annual meeting of stockholders.  Dr. Gowen was also appointed as a member of the Company’s audit committee and compensation committee, effective immediately, thereby increasing the number of members serving on each such committee from three to four. There is no arrangement or understanding between Dr. Gowen and any other person pursuant to which she was selected as a director of the Company, and there is no family relationship between Dr. Gowen and any of the Company’s other directors or executive officers.  There have been no transactions since January 1, 2018 to which the Company has been a participant in which the amount involved exceeded or will exceed $120,000 and in which Dr. Gowen, or any members of her immediate family, had or will have a direct or indirect material interest.  Additional information about Dr. Gowen is set forth below.

Maxine Gowen, age 61, founded Trevena, Inc. and served as its President and Chief Executive Officer from 2007 until October 2018. Prior to this, Dr. Gowen held a variety of leadership roles at GlaxoSmithKline (GSK) over a period of fifteen years. As Senior Vice President for the Center of Excellence for External Drug Discovery (CEEDD), she developed an innovative new approach to externalizing drug discovery in big pharma. Dr. Gowen was previously President and Managing Partner at SR One, the venture capital subsidiary of GSK, where she led its investments in, and served on the board of directors of, numerous companies. Until 2002, Dr. Gowen was Vice President, Drug Discovery, Musculoskeletal Diseases at GSK, responsible for drug discovery and early development for osteoporosis, arthritis and metastatic bone disease. Dr. Gowen held a tenured academic position in the School of Pharmacology, University of Bath, UK from 1989 to 1992. Dr. Gowen graduated with a B.Sc. in biochemistry from the University of Bristol, UK, then received a Ph.D. in cell biology from the University of Sheffield, UK, and received an MBA from the Wharton School of the University of Pennsylvania. She currently serves on the board of Akebia Therapeutics, Inc. since July 2014 and Idera Pharmaceuticals, Inc. since January 2016, both public biopharmaceutical companies, and on the board of the state biotechnology industry association, Life Sciences PA.  Dr. Gowen also served on the board of the national biotechnology industry association, BIO, from 2008 to 2018.

In accordance with the Company’s compensation policy for non-employee directors, upon her commencement of service as a director, Dr. Gowen was granted a nonqualified stock option to purchase 16,000 shares of the Company’s common stock with an exercise price of $2.34 per share, which was the closing price of the Company’s common stock on the date of grant.  This option will vest and become exercisable in 36 equal monthly installments, subject to Dr. Gowen’s Continuous Service (as defined in the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) as of each such vesting date.  Additionally, Dr. Gowen will be entitled to receive a $40,000 annual retainer for her service as a  director, a $7,500 annual retainer for her service on the audit committee, and a $6,000 annual retainer for her service on the compensation committee.  At each annual stockholder meeting following which Dr. Gowen’s term as a director continues (beginning with the 2020 annual meeting of stockholders), Dr. Gowen will be entitled to receive (a) a stock option to purchase 11,000 shares of common stock under the 2015 Plan, vesting monthly over one year from the grant date, subject to her Continuous Service through the applicable vesting date or (b) if approved by the Board or the compensation committee prior to any such meeting, a number of restricted stock units at a ratio to the number of shares she would have received under clause (a) as determined by the Board or the compensation committee (or any combination of clause (a) and this clause (b)), vesting in one installment on the first anniversary of the grant date, subject to her Continuous Service through the applicable vesting date.  Dr. Gowen has also entered into the Company’s standard form of indemnification agreement.

Item 7.01    Regulation FD Disclosure.

On July 3, 2019, the Company issued a press release announcing the appointment of Dr. Gowen. A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2. of Form 8-K, the information in this Item 7.01 and Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange

Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any incorporation language in such a filing, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Exhibit Description
99.1	Press Release dated July 3, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACLARIS THERAPEUTICS, INC.

	By:	/s/ Frank Ruffo
Date: July 3, 2019		Frank Ruffo Chief Financial Officer